Exhibit 10.3

Schedule of Director Fees

     Effective June 13, 2006, members of the Board of Director’s shall be compensated as follows:

1.	Each non-employee member of the Company’s Board of Directors shall receive a quarterly retainer of $2,000.

2.	In addition to the quarterly retainer, each non-employee member of the Company’s Board of Directors will receive the following fees per meeting attended:

Meeting Type	Fee Per Meeting
Board Meeting	$1,000

Telephonic Board Meeting	$500

Committee Meetings	$500

3.	Each board member is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting.